EXHIBIT 99.1

FINANCIAL
RELATIONS BOARD


FOR FURTHER INFORMATION:

AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD
--------------                      ----------------------------
Bob Ende                            General Info:  Marilynn Meek (212) 827-3773
Senior Vice President - Finance     Investor Info:  Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
May 5, 2005

            COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2005 RESULTS
                   Revenues Increase 15.1% Over Previous Year

Woodbury, NY - May 5, 2005 - COMFORCE Corporation (AMEX: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its first quarter ended March 27, 2005. Revenues for the quarter were $123.7 million, up 15.1% from $107.4 million in the same quarter last year. The improvement in revenues was primarily due to continued growth in PRO Unlimited, the Human Capital Management segment, which had an increase in revenue of 24.2% over the prior year's first quarter. The Company also experienced growth in certain sectors of Staff Augmentation. Information Technologies revenues improved 27.9% over the first quarter of 2004. At the same time, Technical Services, which includes Government Staffing, was up 6.2%.

     Gross profit for the first quarter of 2005 was $16.9 million, or 13.7% of sales, compared to $16.4 million or 15.3% of sales in the first quarter of 2004. The decline in gross profit as a percentage of sales was principally due to a decrease in service revenues in the Financial Outsourcing Services segment coupled with an increase in PRO revenues, a lower margin product, and to heightened pricing pressures generally from competition in the staffing industry. Operating income for the first quarter was $2.3 million, compared to operating income of $2.7 million in the first quarter of 2004.

     Interest expense was $2.8 million for the first quarter of 2005, compared to $3.2 million for the first quarter of 2004. Since June 2000, the Company has reduced its public debt from $138.8 million to $58.4 million. This reduction in debt includes the Company's recently announced repurchase of $6.0 million principal amount of its 12% Senior Notes. As a result, the Company has reduced its annual interest expense by approximately $9.0 million from 2000 levels. The Company recorded a loss from continuing operations before income taxes for the first quarter of 2005 of $(459,000), compared to income from continuing operations before income taxes of $1.5 million in the first quarter of 2004. The income before income taxes recorded for the first quarter of 2004 included a gain on debt

                                     -more-

extinguishment of $2.0 million. The Company recognized a tax benefit of $(209,000) in the first quarter of 2005 and a tax provision of $713,000 in the first quarter of 2004.

     The Company reported a net loss of $(250,000), or $(0.03) per basic and diluted share for the first quarter of 2005, compared to net income of $787,000 or $0.04 per basic and $0.03 per diluted share for the first quarter of 2004.

Comments from Management

     John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "As we indicated in our fourth quarter 2004 earnings release, and reported today, revenues for the first quarter of 2005 would track below the fourth quarter. However, in what is typically our slowest quarter for the year, we were pleased to report a revenue increase of 15.1% over the first quarter of 2004.

         "PRO Unlimited continued to show strong growth and was the major contributor to our first quarter revenue growth. As stated previously, we expect PRO to be a major contributor to growth in 2005 as we continue to see increasing demand for human capital management services. We also experienced increased demand in our Staff Augmentation segment in Information Technology and Technical Services.
         "We are most enthusiastic about PRO Unlimited and expect to see continued growth in this sector. We also continue to believe that RightSourcing and Government Staffing represent further opportunity for growth during the year.
         "Looking at our second quarter, our current run rates are tracking slightly better than the first quarter of this year. We will continue to monitor the impact of pricing pressures on our margins so as to best position the Company in the current economic environment. We remain optimistic about our business opportunities and we will continue to invest in our business in order to gain market share. At the same time reduction in debt remains a priority for the Company."

     COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on May 5, 2005. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for reply.

About COMFORCE

     COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides

                                     -more-

Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.

          To view the Company's web page visit http://www.comforce.com

Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the heightened standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 26, 2004 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.


                           - Financial Tables Follow -


                      COMFORCE CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)
                                                                                        Three Months Ended
                                                                                   March 27,         March 28,
                                                                                     2005              2004
                                                                                  ----------        -----------
Net sales of services                                                             $  123,694        $   107,441
                                                                                  ----------        -----------
Costs and expenses:
    Cost of services                                                                 106,803             91,000
    Selling, general and administrative expenses                                      13,704             12,668
    Depreciation and amortization                                                        846              1,029
                                                                                  ----------        -----------
          Total costs and expenses                                                   121,353            104,697
                                                                                  ----------        -----------
Operating income                                                                       2,341              2,744
                                                                                  ----------        -----------
Other (expense) income:
    Interest expense                                                                  (2,825)            (3,156)
    Gain on debt extinguishment                                                            -              1,971
    Other income (expense), net                                                           25                (42)
                                                                                  ----------        -----------
                                                                                      (2,800)            (1,227)

(Loss) income from continuing operations before income taxes                            (459)             1,517
(Benefit) provision for income taxes                                                    (209)               713
                                                                                  ----------        -----------
          (Loss) income from continuing operations                                      (250)               804

    Loss from discontinued operations, net of tax benefit of $16                           -                (17)
                                                                                  ----------        -----------
          Net (loss) income                                                       $     (250)       $       787
                                                                                  ----------        -----------
Dividends on preferred stock                                                             250                125
                                                                                  ----------        -----------
          (Loss) income available to common
             stockholders                                                         $     (500)       $       662
                                                                                  ==========        ===========

Basic (loss) income per common share:
    (Loss) income from continuing operations                                      $    (0.03)       $      0.04
    Loss from discontinued operations                                                      -              (0.00)
                                                                                  ----------        -----------
    Net (loss) income                                                             $    (0.03)       $      0.04
                                                                                  ==========        ===========

Diluted (loss) income per common share:
    (Loss) income from continuing operations                                      $    (0.03)       $      0.03
    Loss from discontinued operations                                                      -              (0.00)
                                                                                  ----------        -----------
    Net (loss) income                                                             $    (0.03)       $      0.03
                                                                                  ==========        ===========

Weighted average common shares outstanding, basic                                     16,759             16,659
                                                                                  ==========        ===========
Weighted average common shares outstanding, diluted                                   16,759             28,381
                                                                                  ==========        ===========


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
                 COMFORCE CORPORATION AND SUBSIDIARIES

                      Consolidated Balance Sheets
                           March 27, 2005 and December 26, 2004
           (in thousands, except share and per share amounts)

                                                                              March 27,       December 26,
    Assets                                                                      2005              2004
                                                                            --------------    --------------
                                                                             (unaudited)
Current assets:
    Cash and cash equivalents                                               $        5,744    $       15,233
    Accounts receivable, net                                                        70,319            64,421
    Funding and service fees receivable, net                                        16,504            21,822
    Prepaid expenses and other current assets                                        4,210             3,488
    Deferred income taxes, net                                                       2,404             2,404
                                                                            --------------    --------------
                Total current assets                                                99,181           107,368

Deferred income taxes, net                                                           1,281             1,281
Property and equipment, net                                                          6,078             6,293
Intangible assets, net                                                                  71                81
Goodwill, net                                                                       32,073            32,073
Deferred financing costs, net                                                        1,383             1,464
Other assets                                                                           188               188
                                                                            --------------    --------------
                 Total assets                                               $      140,255    $      148,748
                                                                            ==============    ==============

                 Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                        $        2,670    $        4,325
    Accrued expenses                                                                59,100            57,025
                                                                            --------------    --------------
                 Total current liabilities                                          61,770            61,350

Long-term debt                                                                     108,176           117,227
Other liabilities                                                                        1                 6
                                                                            --------------    --------------
                 Total liabilities                                                 169,947           178,583

Commitments and contingencies

Stockholders'deficit:
    Common stock                                                                       169               167
    Convertible preferred stock                                                     15,081            15,081
    Additional paid-in capital                                                      47,575            47,193
    Accumulated other comprehensive income                                             162               153
    Accumulated deficit                                                            (92,679)          (92,429)
                                                                            --------------    --------------
                 Total stockholders' deficit                                       (29,692)          (29,835)
                                                                            --------------    --------------
                 Total liabilities and stockholders' deficit                $      140,255    $      148,748
                                                                            ==============    ==============
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